EXHIBIT 8

                 OPINION OF WATKINS LUDLAM & STENNIS, P.A. REGARDING TAX MATTERS


                                    FORM OF TAX OPINION TO BE GIVEN AT CLOSING

         The tax opinion will contain the following individual opinions (or opinions substantially similar thereto):

A.       WITH RESPECT TO THE HOLDING COMPANY MERGER:

         1. Provided that the proposed Merger of Hancock Holding Company with and into Commerce Corporation qualifies as a statutory merger under applicable Louisiana and Mississippi law, the proposed Holding Company Merger will constitute a reorganization within the meaning of Code section 368(a)(1)(A). Hancock Holding Company and Commerce Corporation will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

         2. No gain or loss will be recognized by Commerce Corporation upon the transfer of all of its assets to Hancock Holding Company in exchange for Hancock Holding Company Common Stock, cash for dissenting shareholders, and the assumption by Hancock Holding Company of all of the liabilities of Commerce Corporation since the cash, if any, will be distributed to the dissenting shareholders (Code sections 361(a) and (b), and 357(a)).

         3. No gain or loss will be recognized by Hancock Holding Company upon the receipt by Hancock Holding Company of the assets of Commerce Corporation in exchange for Hancock Holding Company Common Stock and the assumption by Hancock Holding Company of the liabilities of Commerce Corporation and the liabilities to which the transferred assets are subject (Code section 1032(a)).

         4. The basis of the assets of Commerce Corporation in the hands of Hancock Holding Company will be, in each instance, the same as the basis of such assets in the hands of Commerce Corporation immediately prior to the Holding Company Merger (Code section 362(b)).

         5. The holding period of Commerce Corporation's assets in the hands of Hancock Holding Company will include, in each case, the period during which the assets were held by Commerce Corporation (Code section 1223(2)).

         6. No gain or loss will be recognized by the shareholders of Commerce Corporation upon their receipt of Hancock Holding Company Common Stock (including fractional share interests to which they may be entitled) solely in exchange for their Commerce Corporation Common Stock (Code section 354(a)(1)).

         7. The basis of the Hancock Holding Company Common Stock to be received by the Commerce Corporation shareholders (including any fractional share interests to which they may be entitled) will be, in each instance, the same as the basis of the Commerce



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                  Corporation  Common  Stock  surrendered  in exchange  therefor
                  (Code section 358)).

         8. The holding period of the Hancock Holding Company Common Stock to be received by the Commerce Corporation shareholders (including any fractional share interests to which they may be entitled) will include, in each case, the period during which the Commerce Corporation Common Stock surrendered in exchange therefor was held, provided that the Commerce Corporation Common Stock is held as a capital asset in the hands of the Commerce Corporation shareholder on the date of the exchange (Code section 1223(1)).